Exhibit (23)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Potlatch Corporation:

We consent to the use of our reports dated February 18, 2005, with respect to the consolidated balance sheets of Potlatch Corporation and consolidated subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
December 19, 2005